Exhibit 10.2

SNS MURNI

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “JV Agreement”) is made and entered into this 23rd day of November 2020 (the “Effective Date”).

BY AND BETWEEN

INVO Bioscience, Inc., a company incorporated in the State of Nevada, United States of America (U.S.A.) and having its principal office at 5582 Broadcast Court, Sarasota, Florida 34240, U.S.A. (hereinafter referred to as “INVO Bioscience”);

AND

SNS MURNI SDN. BHD. (Company No. 563440H), a company incorporated in Malaysia having its registered office and principal place of business at No. 5-G, Jalan Coco Drive 3, Taman Bandar Senawang, 70450 Seremban, Negeri Sembilan, Malaysia.(hereinafter referred to as “SNS MURNI”).

INVO Bioscience and SNS MURNI are hereinafter individually also referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS

INVO Bioscience is a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility, using a patented medical device (the “INVO Procedure”) and a revolutionary in vivo method of vaginal incubation (the “INVO Cell”) that offer patients a more natural and intimate experience. The INVO Procedure, the INVO Cell and related treatments using artificial reproductive technologies pioneered or created by INVO Bioscience are collectively referred to as the “INVO Technologies”.

SNS MURNI has represented that it has experience in promoting and distributing innovative healthcare technologies, medical equipment and allied services and has the knowledge, expertise, skills and resources to promote and distribute the INVO Technologies to the government sector in Malaysia. The government sector includes University Hospitals with their private wings.

Based solely on SNS MURNI’s representations, INVO Bioscience desires to establish a joint venture in Malaysia with SNS MURNI to introduce, promote and market the INVO Technologies in dedicated government-owned fertility clinics in Malaysia and to establish INVO Clinics in Malaysia, in accordance with the terms and conditions set forth in this JV Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1     The following words, expressions and terms shall, unless the context otherwise requires, have the meaning given next to such words, expressions and terms:

(i)     “Act” means the Companies Act 2016, and any amendments or subsequent enactments thereto for the time being in force.

(ii)     “Affiliate” shall mean any person or entity that directly or indirectly through one or more persons or entities, controls or is controlled by a Party or is under the common control with such Party. Control in case of a person shall mean any direct or indirect family relationship; and in case of an entity shall mean, having not less than 49% beneficial ownership in the capital of such entity or the right to control the management or policies of such entity, whether through ownership, management rights, voting rights or in any other manner.

(iii)     “Constitution” shall mean the constitution of the JV Company, including any future amendments thereto.

(iv)     “Applicable Law” means and include all applicable statutes, enactments or acts of any legislative body in Malaysia, including all laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions and orders of any governmental authority, agency or instrumentality of the Government of Malaysia, and any amendments, modifications or enactments thereof.

(v)     “Board” shall mean the Board of Directors of the JV Company.

(vi)     “Certificate of Incorporation” shall mean the Certificate of Incorporation of the JV Company issued or reissued by the Companies Commission of Malaysia.

(vii)     “Confidential Information” shall mean, without limitation, this JV Agreement, the Intellectual Property, the IP License Agreement, any proprietary information, software programs, plans, processes, policies, drawings, specifications, system and user documentation, correspondences, prototypes, trade secrets, know how, design, invention, techniques, business methods, personal or sensitive data of employees, agents, consultants, officers, directors, customers or prospective customers or any other person which might reasonably be presumed to be confidential in nature, financial information, technical information, sales and marketing plans or other business plans; whether recorded, written, stored or transmitted in any form or medium by one disclosing Party to the other receiving Party.

(viii)     “Intellectual Property” shall mean without limitation, registered and unregistered trademarks, registered and unregistered service marks, trade names, business names, trade dress, get-ups, logos, patents, registered and unregistered design rights, copyrights, database rights, domain names and URLs, and all other similar rights in any part of the world (including in Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations in and to the INVO Technologies, of INVO Bioscience.

(ix)     “INVO Clinic” is a fertility treatment clinic, established by the joint venture created herein, and whether separate or apart from an existing medical practice, which will use and promote the INVO technologies.

(x)     “JV Agreement” means this Joint Venture Agreement and includes any annexure, schedules or exhibits attached hereto and any amendments, modifications or restatements.

(xi)     “JV Company” shall mean the joint venture company to be incorporated pursuant to this JV Agreement as set forth in Article 2 of this JV Agreement.

(xii)     “MoA” shall mean the Memorandum of Association of the JV Company, including any future amendments thereto.

(xiii)     “Shareholder” shall mean any person or entity listed in the Companies Commission of Malaysia’s statutory register of members of the JV Company as a shareholder.

ARTICLE 2. INCORPORATION OF THE JV COMPANY

2.1     Within sixty (60) days from the Effective Date, the Parties shall cause to be incorporated and registered in Malaysia under the Act, a private company, limited by shares.

2.2     The name of the JV Company shall be SNS MURNI INVO Bioscience Malaysia Sendirian Berhad or such other name as may be mutually agreed between the Parties and subject to approval by CCM and other regulatory authorities (if any) in Malaysia.

2.3     The registered office of the JV Company shall be situated in the city of Kuala Lumpur, in care of the offices of the outside counsel of INVO Bioscience, or at such other place as may be agreed between the Parties.

2.5     Subject to Applicable Law, the Constitution of the JV Company shall at all times reflect the terms of this JV Agreement. In the event of any inconsistency between the terms of the Constitution and this JV Agreement, the terms of this JV Agreement shall prevail and be the sole agreement governing the rights, obligations and liabilities of the Parties and the terms and conditions under which the Parties have agreed to form this joint venture. Consequently, within forty-five (45) days of the incorporation of the JV Company, the Parties shall cause and procure the JV Company to acknowledge, adopt, confirm and be bound by the terms of this JV Agreement by entering into a deed of adherence for the JV Company to be made a party to this JV Agreement.

2.6     Promptly after the JV Company is incorporated and its bank account opened, the Parties shall contribute capital and subscribe to the shares of the JV Company in accordance with the provisions set forth in Article 3 below.

2.7     The costs of incorporating the JV Company shall be borne equally by the Parties, and to the extent permitted by Applicable Law, shall be accounted for as pre-incorporation costs in the books of account of the JV Company.

ARTICLE 3. CAPITALIZATION AND SHAREHOLDING OF THE JV COMPANY

3.1     The JV Company shall have an initial authorized share capital of Malaysian Ringgit ______ (MYR ___) each.

3.2     The initial issued, subscribed and paid-up share capital of the JV Company will be Malaysian Ringgit _______ (MYR ______) divided into One hundred thousand equity shares of Malaysian Ringgit ___ (MYR _______) each.

3.3     The share capital of the JV Company shall be subscribed to and held by the Parties in the following ratio or proportion, and upon incorporation of the JV Company, the Parties shall cause the required number of shares to be issued or transferred to the Parties to match this ratio or proportion of shareholding:

(i)     INVO Bioscience shall directly or through one or more of its Affiliates or nominees, contribute to and hold fifty percent (50%) of the issued and paid-up equity share capital of the JV Company; and

(ii)     SNS MURNI shall directly or through one or more of its nominees contribute to and hold fifty percent (50%) of the issued and paid-up equity share capital of the JV Company.

3.4     The Parties shall contribute additional capital from time to time, as may be required for the business of the JV Company as mutually agreed between the Parties from time to time, provided that all capital contributions shall be in the ratio of fifty percent (50%) by INVO Bioscience and fifty percent (50%) by SNS MURNI.

3.5     No Party shall be required to make any capital contribution until and unless the other Party shall simultaneously make a corresponding capital contribution of its share. In the event that any Party is unable or unwilling to contribute its share of additional capital when required, the Parties may mutually agree that the other Party willing to contribute the additional capital be allowed to contribute the entire required additional capital, and in such event, the ratio of shareholding between the Parties shall stand modified to the extent of the additional capital contribution made by the contributing Party and the shareholding of the non-contributing Party shall stand diluted accordingly. No disproportionate capital contributions or corresponding dilution shall occur absent mutual written consent of the Parties.

3.6     All capital contributions in the JV Company shall be made solely through normal banking channels strictly in accordance with Applicable Law, and only after obtaining all regulatory approvals that may be necessary or required under Applicable Law.

ARTICLE 4. BUSINESS OF THE JV COMPANY

4.1     Subject to Applicable Law and all necessary or required regulatory approvals, licenses or registrations, the JV Company shall carry on the business of promoting, marketing and selling the INVO Technologies only to government entities in Malaysia, and of establishing INVO Clinics.

4.2     Promptly after incorporation and capitalization as aforesaid, INVO Bioscience shall grant to the JV Company all required licenses, authorization and/or consent in writing or otherwise, for promoting, marketing and selling the INVO Technologies to government entities in Malaysia on such terms and conditions as may be mutually agreed, as well as for establishing and supplying INVO Clinics. All licenses, authorization and/or consent shall be for a fixed term and subject to renewal at the sole discretion of INVO Bioscience

4.3     The Parties agree that the JV Company shall carry on its business to the highest medical and ethical standards as per Applicable Law. Without limiting the generality of the foregoing, the Parties shall ensure that the JV Company in doing its business does not violate any anti-bribery, anti-competition, anti-profiteering and anti-corruption rules and regulations of Malaysia and the U.S.A.

4.4     The Parties shall also ensure that the JV Company complies with all applicable data protection, data privacy and data storage laws, rules and regulations of Malaysia and the U.S.A., including maintaining strict patient confidentiality.

4.5     SNS MURNI agrees that during the term of this JV Agreement or any extended or renewed term, it shall not, directly or indirectly, commence, participate in, promote or operate any business similar to the business of the JV Company.

4.6     Subject to clause 4.2 above, SNS MURNI agrees that nothing in this JV Agreement shall prohibit INVO Bioscience from entering into additional joint ventures or commencing business in Malaysia with third parties as related to commercializing the INVO Technologies in the private sector, notwithstanding the licenses, authorization and/or consent granted by INVO Bioscience to the JV company. For avoidance of doubt, nothing in this JV Agreement shall prohibit INVO Bioscience from entering into agreements with third parties to commercialize the INVO Technologies in the private/non-government sector in Malaysia.

ARTICLE 5. MANAGEMENT AND ADMINISTRATION OF THE JV COMPANY

5.1     The management of the JV Company shall be vested in its Board.

5.2     The initial Board shall consist of four (4) directors, of which two (2) directors shall be nominated by INVO Bioscience and two (2) directors shall be nominated by SNS MURNI (“Board Ratio”). Any future increase in the number of directors on the Board shall be subject to the Board Ratio.

5.3     The following persons shall serve as the first Board of the JV Company:

Steve Shum, as nominee of INVO Bioscience

Michael Campbell, as nominee of INVO Bioscience

Kol (B) Dr. Sukhilmi Bin Othman, as nominee of SNS MURNI

Sukhairi Sukhilmi, as nominee of SNS MURNI

5.4     In the event of any vacancies in the Board due to resignation, incapacity, disqualification or death of a director, the Party who had originally nominated such director shall have the sole authority to nominate a replacement director.

5.5     The Parties shall ensure and cause their nominated directors to be appointed or elected to the Board from time to time. Subject to Applicable Law, the Board shall not be subject to any fixed term, rotation or retirement, unless the Parties desire to remove and replace their nominee directors.

5.6     The directors of the JV Company shall not be remunerated for their appointment as directors or for attending meetings of the Board of the JV Company. The JV Company may however, reimburse directors the reasonable costs incurred for attending Board meetings, subject to any limitations prescribed under Applicable Law.

5.7     Within sixty (60) days from the date of incorporation of the JV Company, the Board shall prepare a detailed business plan for the JV Company. The business plan shall set out the objectives and projections for the JV Company in the short term (1 to 3 years) and long term (5, 7 and 10 years). The business plan shall include, but not be limited to cash flow projections, operating budgets, sales forecast, business development and marketing plans and strategy and scale up plans.

5.8     The Board shall meet at least once every calendar quarter. Quorum for all Board meetings shall be three directors or one third of the total strength of the Board rounded to the next whole number, whichever is higher; provided however that no meeting of the Board shall be considered to be validly held until and unless at least two directors nominated by INVO Bioscience and one director nominated by SNS MURNI are present.

5.9     All Board meetings shall be chaired by a director nominated by INVO Bioscience, who shall in addition to his regular vote, also have a casting or tie-breaker vote. Subject to the aforesaid, all decisions of the Board shall be taken by majority vote. Circular resolutions of the directors shall be passed by all the directors of the JV Company signing on the resolutions.

5.10     In addition to the Board, the Parties shall mutually agree and appoint the following officers (who may or may not be directors of the JV Company) for the day-to-day administration and operations of the JV Company on such terms and conditions as may be mutually agreed, provided however that the officers shall always be subordinate to the Board and shall function under the overall supervision of the Board:

(i)     a Chief Executive Officer;

(ii)     a Chief Financial Officer; and

(iii)     such other officers as may be required or considered necessary by the Parties.

5.11     The Parties shall ensure that the JV Company (i) maintains proper and transparent books of accounts as required by Applicable Law that accurately reflect the true financial position of the JV Company; (ii) appoints reputed statutory auditors to audit the annual financial statements of the JV Company as required under Applicable Law; and (iii) appoints bankers and other professional advisors and consultants as necessary and as required under Applicable Law.

5.12     The Board shall have access to inspect the books of account of the JV Company, receive periodic business and financial reports and ask for clarifications or further documentation, from time to time.

5.13     The Parties shall ensure that the JV Company remains in full compliance with all Applicable Laws at all times, and for this purpose obtain all necessary and required registrations or licenses to conduct its business.

ARTICLE 6. MATTERS RESERVED EXCLUSIVELY FOR SHAREHOLDERS

6.1     Notwithstanding anything contained in this JV Agreement or Applicable Law, the Parties agree that the following matters shall be reserved exclusively to be decided by Shareholders:

(i)     Any alteration in the capital structure of the JV Company.

(ii)     Any alteration of the Constitution of the JV Company.

(iii)     Any change in, addition to, supplementation or modification of the business of the JV Company.

(iv)     Any change in the total number of directors.

(v)     Any declaration of dividends or distribution of profits.

(vi)     Any sale, lease or transfer of business assets (other than in the normal course of business).

(vii)     Any investment in other companies by way of equity, loan or otherwise.

(viii)     Borrowing other than normal credit in the ordinary course of business.

(ix)     Loans to directors.

(\x)     Any liabilities, guarantees or commitments to directors or third parties.

(xi)     Appointment and removal of auditors, company secretary, officers, key managerial persons and other professional advisors or consultants.

(xii)     Issue of bonus or rights shares or sweat equity.

(xiii)     Entering into related party transactions with directors or their family or with Affiliates, other than on proper commercial terms and at arms’ length.

(xiv)     Any scheme of arrangement or compromise or restructuring of the JV Company.

(xv)     Any contract with an annual value of more than ____% of the paid-up capital of the JV Company in the previous year.

(xvi)     Any decision for winding up of the JV Company voluntarily or initiation of insolvency or liquidation proceedings against the JV Company.

(xvii)     Any action or resolution inconsistent with this JV Agreement or the Constitution of the JV Company.

6.2     Notwithstanding anything contained in this JV Agreement and subject to Applicable Law, no meeting of Shareholders shall be considered to be validly held until and unless (i) at least one representative of each Shareholder is present in the meeting; and (ii) at least fourteen (14) days’ notice in writing is given to the Shareholders setting forth the agenda to be discussed or decided in such meeting, along with sufficient particulars of such matters (unless a shorter notice period is agreed by the Shareholders in accordance with Applicable Law).

6.3     All Shareholder meetings shall be chaired by a nominee of INVO Bioscience, who shall have a casting vote in all matters in case of any deadlock.

ARTICLE 7. TRANSFER AND SALE OF SHARES

7.1     The JV Company is a private limited company closely held by and between INVO Bioscience and SNS MURNI. Consequently, the shares of the JV Company are not freely transferrable and are subject to the restrictions and transfer provisions contained in this Article. In addition, no Party shall transfer, dispose of, assign, pledge, hypothecate or in any manner create any right, title or interest in or otherwise encumber any shares held by it in the JV Company without the consent of the other Party.

7.2     Subject to the aforesaid, the shares of the JV Company held by the Parties may be freely transferred to either Party’s Affiliate after giving the other Party ninety (90) days’ written notice of the transferring Party’s intention to transfer all or part of the shares held by such Party to its Affiliate.

7.3     Any sale of shares by a Party to this JV Agreement to any third party shall always be subject to a thirty (30) days right of first refusal to be given to the other Party to this JV Agreement and shall be done strictly in accordance with the procedure specified below:

(i)     The Party desiring to sell the shares (“Offering Party”) to a third party shall only be entitled to sell all but not part of the shares held by such Party;

(ii)     The Offering Party shall give notice of its intention to sell the shares to a third party to the other Party (the “Receiving Party”) specifying the identity and details of the third party, the number of shares offered, the price per share being offered and any other terms and conditions attached to such sale;

(iii)     The Receiving Party shall have thirty (30) days to either accept the offer or refuse it, in either case by written notice to the Offering Party;

(iv)     In the event the Receiving Party timely accepts the offer made by the Offering Party, then the sale shall be completed within sixty (60) days of the date on which the Receiving Party accepted the offer.

(v)     In the event the Receiving Party timely refuses the offer made by the Offering Party or does not respond within the stipulated thirty (30) days, then in either such event the Offering Party shall be free to sell the shares only to the original third party and on the same price, terms and conditions as specified in its notice to the Receiving Party within sixty (60) days from the date the Receiving Party refuses the offer or after expiry of the time period within which the Receiving Party was required to communicate its reply to the Offering Party’s offer and if and only if, such third party shall agree to be bound by the terms, conditions, obligations and liabilities set forth in this JV Agreement and prior to any registration of transfer of shares in its name, shall execute a deed of adherence to be made a party and be bound by this JV Agreement.

(vi)     In the event the original third party does not complete the purchase of the shares as aforesaid, then the Offering Party shall not be able to again offer the same shares for sale for a period of one year from the date the third party failed to complete the purchase.

(vii)     Notwithstanding anything contained in this JV Agreement, no Party shall sell the shares to any third party who is in or carries on a business that is directly in competition with the business of the other Party or of the JV Company.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

8.1     Each Party represents and warrants that:

(i)     It is a company duly incorporated and validly existing under Applicable Laws; and that the Parties have the necessary authority and resources and capacity to enter into this JV Agreement;

(ii)     The execution and delivery of this JV Agreement and the performance of the terms, conditions and obligations set forth therein are duly authorized by each Party’s respective corporate charter and all necessary individual, collective and corporate actions have been adopted to effectuate the same;

(iii)     There are no pending actions, suits or proceedings, event or occurrence or any other form of encumbrance which, in any case, might reasonably be expected to obstruct the Parties from performing its obligations under this JV Agreement; and

(iv)     The execution and delivery of this JV Agreement and the performance of the terms, conditions and obligations set forth therein does not and will not contravene any Applicable Law or any judgment or decree of any court of competent jurisdiction; nor conflict with or result in breach or default of any arrangement, agreement or contract.

(v)     It has taken independent legal, financial and tax advice before entering into this JV Agreement and undertaking the obligations set forth in this JV Agreement.

ARTICLE 9. CONFIDENTIALITY

9.1     The Parties covenant, warrant and undertake to keep and to cause the JV Company to keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner, any Confidential Information, in whole or in part; directly or indirectly, during the term of or at any time forever after termination of this JV Agreement, either for their own benefit or for the benefit of others.

9.2     Each of the Parties hereto undertakes to the other to keep confidential all information (written or oral) concerning the business and affairs of the other that it shall have obtained or received as a result of the discussions leading up to or the entering into of this Agreement or in the course of giving effect to this Agreement

9.3     The Parties shall ensure that their and the JV Company’s officers, directors, employees, agents, contractors, sub-contractors, consultants, or any persons acting on any of any of their behalf, shall keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner any Confidential Information, in whole or in part; directly or indirectly, during the term of or at any time forever after termination of this JV Agreement, either for their own benefit or for the benefit of others.

9.4     The obligation for confidentiality set forth above shall not apply if the Confidential Information:

(i)     Is lawfully known to a receiving party, at the time of disclosure or prior to the disclosure of the Confidential Information, as evidenced by written records;

(ii)     Is publicly known or present in the public domain or becomes publicly known or present in the public domain through no fault, failure, wrongful act or negligence of the receiving party or the receiving party’s officers, directors, employees, agents, contractors, sub-contractors, consultants, partners, or any persons acting on any of their behalf;

(iii)     Is received from a third party, who is lawfully entitled to make the disclosure of such information to the receiving party; or

(iv)     Is required to be disclosed pursuant to a valid order or direction of a proper court of competent jurisdiction or a government agency; provided however that the receiving party will use its best efforts to minimize the disclosure of such information and prior to disclosing the Confidential Information will notify the owner of the Confidential Information and will consult with and assist the owner of such Confidential Information in obtaining a protective order prior to such disclosure.

(v)     Is required to be disclosed to a Party’s professional advisors (including a Party’s lawyers, auditors, accountants and/or consultants) provided such advisor is bound by similar confidentiality obligations.

9.5     The receiving Party of any Confidential Information acknowledges and agrees that its failure to comply with any of the provisions of this Clause may cause irrevocable harm to the disclosing Party and that a remedy at law may not be an adequate remedy and that the disclosing Party may, in its sole discretion, obtain from a court having proper jurisdiction an injunction, restraining order, specific performance or other equitable relief to enforce such provision. The disclosing Party’s right to obtain such equitable relief will be in addition to any other remedy that it may have under applicable law including, but not limited to, monetary damages.

ARTICLE 10. INTELLECTUAL PROPERTY

10.1     Parties’ Duties

(i)     JV Company shall promptly and fully notify INVO Bioscience of any actual, threatened or suspected infringement of Intellectual Property which comes to the JV Company’s notice, and of any claim by any third party coming to the JV Company’s notice that the sale of the INVO Technologies infringes any rights of any other person, and INVO Bioscience shall at the request of the JV Company, do all things as may be reasonably required to assist the JV Company in taking or resisting any proceedings in relation to any such infringement or claim.

(ii)     JV Company shall at the expense of JV Company take all such steps as INVO Bioscience may reasonably require to assist INVO Bioscience in maintaining the validity and enforceability of the Intellectual Property during the term of this Agreement.

10.2     Nothing in this Agreement shall give SNS MURNI and/or the JV Company any rights in respect of any Intellectual Property (whether registered or not) used by the JV Company in relation to the INVO Technologies or of the goodwill associated therewith, and SNS MURNI and/or the JV Company hereby acknowledges that, except as expressly provided in this Agreement, SNS MURNI and/or the JV Company shall not acquire any rights in respect thereof and that all such rights and goodwill are and shall remain vested in INVO Bioscience as the case may be.

10.3	Restrictions on SNS MURNI

(i)     SNS MURNI shall not register any Intellectual Property namely trademarks or trade names so resembling the trademarks or trade names of INVO Bioscience or the Services so as to be likely to cause confusion or deception during the duration of this Agreement and after expiration, termination or earlier determination of this Agreement.

(ii)     SNS MURNI shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with the Intellectual Property and shall not omit or authorize any third party to omit to do any act, which by its omission would have that effect or character.

(iii)     SNS MURNI shall not after expiration, termination or earlier determination of this Agreement (whether as shareholder or as reseller, dealer, marketing affiliate, distributor, partner, consultant of any entity or pursuant to any other similar relationship with any other entity), in Malaysia be engaged in the business of providing or reselling any goods using or resembling any of the Intellectual Property related to INVO Technologies or any part thereof.

10.4	Use of Trademarks by the JV Company

(i)     During the term of this Agreement, the JV Company shall have the right to indicate to the public that it is an authorized seller of the INVO Technologies and to introduce, promote and market the INVO Technologies under the trademarks and trade names of INVO Bioscience. All representations of INVO Bioscience’s trademarks which the JV Company intends to use shall first be submitted to INVO Bioscience for approval (which shall not be unreasonably withheld). In addition, the JV Company must comply with all reasonable guidelines communicated by INVO Bioscience concerning the use of INVO Bioscience’s trademarks.

(ii)     The JV Company shall not alter or remove any of INVO Bioscience’s trademarks affixed to any of the brochures or materials supplied by INVO Bioscience.

ARTICLE 11. TERM AND TERMINATION

11.1     This JV Agreement shall come into effect on the Effective Date and shall remain valid and subsisting for a period of three (3) years from the Effective Date as outlined in the attached Business Plan in EXHIBIT A, unless sooner terminated in accordance with the termination provisions set forth below.

11.2     Upon expiry of this JV Agreement, INVO Bioscience may at its sole discretion decide to renew or extend the JV Agreement for future terms of such duration as outlined in any and all future agreed upon Business Plans.

11.3     Notwithstanding the foregoing, either Party may terminate this JV Agreement without cause, after giving one hundred and twenty (120) days prior written notice of termination to the other Party.

11.4     Notwithstanding the foregoing, this JV Agreement may be terminated at the option of either Party upon the occurrence of any of the following events (each an “Event of Default”):

(i)     Any Party materially defaults in the performance of any of the covenants, terms or conditions of this JV Agreement, and fails to cure such default within thirty (30) days after receipt of notice in writing from the other Party of the default;

(ii)     If either Party files a voluntary petition for winding up or dissolution; or is being wound up or adjudged bankrupt or insolvent by a court or tribunal of competent jurisdiction or enters into a compromise or arrangement with its creditors as a result of its bankruptcy;

(iii)     If either Party suffer or permit the appointment of a receiver for its business or assets, or avail itself of or become subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of credits;

(iv)     If the JV Company undergoes a substantial change in management, personnel, or ownership effected without the prior written approval of the either Party;

(v)     Upon the occurrence and continuation of any force majeure events (as hereinafter defined in this JV Agreement) for a period of six (6) months; or

(vi)     If the JV Company is acquired, either directly or indirectly by any person, firm or entity, whose material business is in competition with the business of JV Company.

11.5     Upon expiry or termination of this JV Agreement for any reason whatsoever:

(i)     Any IP License Agreement or any other license, approval or consent granted to the JV Company by INVO Bioscience shall automatically stand cancelled;

(ii)     All Parties to this JV Agreement and the JV Company, shall promptly return to the owner and/or erase or destroy all Confidential Information, including all copies, notes, drawings, photocopies, written, audio or photographic records or other records in any form, relating to the Confidential Information in their possession or control. This obligation shall not apply to any Confidential Information that is required under Applicable Law to be retained for any period of time;

(iii)     SNS MURNI agrees, upon request by INVO Bioscience and as consistent with applicable law, to: (1) promptly transfer the Product Registration Certificate to INVO Bioscience, and/or (2) give permission and authority to INVO Bioscience, to directly import the INVO Cell into Malaysia and

(iv) The JV Company shall be wound up in an orderly manner under Applicable Law and any profits or losses and assets shall be apportioned between the Parties, only after all third-party liabilities of the JV Company including all statutory liabilities are satisfied and provided for.

11.6      Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

11.7     It is further agreed that a failure or delay by either Party to seek redress or remedy under this Agreement for any breach or default by the other Party shall not be deemed a continuing or absolute waiver of that breach or similar breach or default by the other Party thereafter.

ARTICLE 12. MISCELLANEOUS

12.1     Notices:

(i)     All notices or other communications under this JV Agreement shall be in writing and given by email followed by a hard copy sent by any internationally recognized courier to the Parties’ at their respective address specified below:

If to INVO Bioscience, Inc.:

5582 Broadcast Court

Sarasota, Florida 34240

USA

Attention: CEO

Email: steveshum@invobio.com

If to SNS MURDI:

SNS MURNI SDN BHD

No. 5-G, Jalan Coco Drive 3, Taman Bandar Senawang,

70450 Seremban, Negeri Sembilan.

MALAYSIA.

Attention: Kol (B) Dr. Sukhilmi Bin Othman

Email: drsukhilhbs@gmail.com

Any change in the aforesaid addresses shall be promptly communicated in writing by the Parties to each other.

(ii)     Notices or communications given by email shall only be effective on the third business day after they are sent, provided the sender can prove that (a) the email has been properly transmitted electronically; and (b) the notice or communication has simultaneously been delivered to an internationally recognized courier.

(iii)     Notices or communications sent only by courier shall only be effective one business day after delivery by the courier as evidenced by an official proof of delivery receipt from the concerned courier service.

(iv)     Notices or communication sent by WhatsApp messages, SMS or any other social media or electronic means shall not be valid or effective.

12.2     Assignment:

This JV Agreement and the present and future obligations, liabilities, rights, titles, and interests of the Parties there under shall not be assigned to any third party, in whole or in part, without the prior written consent of other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing either Party shall have the right to transfer this Agreement and all rights and obligations hereunder to an Affiliate or to a party that acquires all or substantially all of its assets provided such party agrees in writing to be bound by the provision of this Agreement.

12.3     Force Majeure:

(i)     For the purposes of this JV Agreement, force majeure shall mean, the occurrence of any event (a) not within the reasonable control of a Party; (b) which could not have been reasonably avoided by the Party; and (c) which materially interferes with the ability of a Party to perform its obligations under this JV Agreement, including without limitation, any natural calamities, acts of God, war, civil unrest, terrorist events or change in law.

(ii)     No Party shall be deemed to be in default under this JV Agreement or be held liable or responsible for any delay or failure to fulfill any obligation hereunder, so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of the occurrence of a force majeure event.

(iii)     The occurrence of a force majeure event shall not excuse such Party from its obligations but merely suspend the performance of the obligations under this JV Agreement.

(iv)     A Party claiming the benefit of a force majeure event, shall, as soon as reasonably practicable after the occurrence of any such event, provide written notice to the other Party of the nature and extent of any such force majeure event; and use commercially reasonable efforts to resume performance under this JV Agreement as soon as reasonably practicable.

12.4     Modifications and Amendments:

This JV Agreement shall not be altered, modified or supplemented except in writing and signed by all the Parties and the JV Company.

12.5     Waivers:

(i)     No waiver or amendment to this JV Agreement shall be binding upon the Parties unless it is made in writing and duly executed by all of them.

(ii)     No failure or delay, with or without intent, of any Party to enforce or exercise at any time any of the provisions of this JV Agreement, or any right in respect thereto, shall be construed to be a waiver of such provisions or rights or affect the validity of this JV Agreement.

(iii)     No delay or failure by either Party to exercise any of its powers, rights or remedies under this JV Agreement will operate as a waiver of them, nor will any single or partial exercise of any such powers, rights or remedies preclude or prejudice the said Party from exercising the same or any other or future right it may have under this JV Agreement, irrespective of any previous action or proceeding taken hereunder.

12.6     Severability:

If any part, term or provision of this JV Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this JV Agreement shall not be affected, if such part, term or provision is severable from the rest of this JV Agreement, without altering the essence of this JV Agreement. If such part, term or provision is not so severable, then the Parties shall renegotiate in good faith in order to agree to the terms of a mutually satisfactory replacement provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be invalid, illegal or unenforceable.

12.7     Entire Agreement:

This JV Agreement constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, letters of intent, negotiations, commitments arrangements, representations, warranties, statements, promises, information and undertakings, whether oral or written, expressed or implied, with respect to the subject matter of this JV Agreement.

12.8     Governing Law and Dispute Resolution:

(i)     This JV Agreement and all disputes or controversies arising out of or in connection with the interpretation, performance, non-performance, expiry or termination of this JV Agreement, shall be governed by and construed in accordance with the laws of Malaysia.

(ii)     The Parties agree that any dispute or disagreement in relation to this JV Agreement shall in the first instance be amicably resolved by mutual negotiations between the Parties at their respective highest levels of management. If, despite the aforesaid, the dispute or disagreement remains unresolved for a period of sixty (60) days, then the Parties shall be at liberty to seek recourse of the courts of law in the city of Kuala Lumpur, and such courts shall have exclusive jurisdiction to decide all such disputes or disagreements.

12.9     Counterparts:

This JV Agreement shall be executed in three counterparts, each of which when executed and delivered, shall be considered an original and which together shall have the same effect as if each Party had executed and delivered the same document.

12.12     Additional Documents:

Each Party hereto shall promptly execute and deliver such additional documents as are reasonably required by the Parties hereto for the purpose of implementation of this JV Agreement, provided that such documents shall be consistent with the provisions hereof.

12.13     Headings:

The paragraph headings in the JV Agreement are for the convenience of the Parties hereto and shall not affect the construction of the JV Agreement.

12.14     Stamp Duty and Costs:

(i)     Any stamp duty payable on this JV Agreement shall be borne equally by the Parties.

(ii)     Each Party shall bear its own costs relating to the negotiation and execution of this JV Agreement, including the cost of consulting any legal or financial consultants.

12.15     No Agency:

This JV Agreement shall not be construed to create agency or partnership or any fiduciary obligation between the Parties; nor grant any power or authority to any Party to represent the other Party hereto.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this JV Agreement the day and year first above written.

For INVO Bioscience, Inc.	For SNS MURNI SDN. BHD.

By: /s/ Steven Shum	By: /s/ Sukhilmi Bui Othman
Name: Steven Shum	Name: Kol (B) Dr. Sukhilmi Bin Othman
Title: Chief Executive Officer	Title: Consultant Obstetrician and Gynecologist

Witnessed By:	Witnessed By:

/s/ Michael Campbell	/s/ Siti Norehan BT ABD Malek
Name: Michael Campbell	Name: Siti Norehan BT ABD Malek
Title: COO VP Business Development	Title: Director

[Signature Page to Joint Venture Agreement]

EXHIBIT A

Business Plan Documents

[See attached.]